UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

August 22, 2007
(Date of report)

August 21, 2007
(Date of earliest event reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1334 York Avenue		10021
New York, NY		(Zip Code)
(Address of principal executive offices)

(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant

     From time to time in the ordinary course of business, the Company will guarantee to consignors a minimum price in connection with the sale of property at auction. The Company must perform under its auction guarantee in the event the property sells for less than the minimum price, in which event the Company must pay the difference between the sale price at auction and the amount of the auction guarantee. If the property does not sell, the amount of the auction guarantee must be paid, but the Company has the right to recover such amount through future sale of the property. In certain of these instances, the sale proceeds ultimately realized by the Company have exceeded the amount of any prior losses recognized on the auction guarantee. Additionally, the Company is generally entitled to a share of the excess proceeds if the property under the auction guarantee sells above a minimum price. The Company is obligated under the terms of certain guarantees to advance a portion of the guaranteed amount prior to the auction. In certain situations, the Company reduces its financial exposure under auction guarantees through auction sharing arrangements with unaffiliated partners. Partners may also assist the Company in valuing and marketing the property to be sold at auction.

     As reported in its Form 10-Q for the quarter ended June 30, 2007, as of August 7, 2007, the Company had outstanding auction guarantees totaling $274.9 million. Subsequent to that date and through the date of this filing, the Company has entered into additional auction guarantees totaling $103.2 million. Included in this amount are a number of recent significant auction guarantees, which brought the Company’s aggregate outstanding auction guarantees to $378.1 million, the property relating to which had a mid-estimate sales price (1) of $400.2 million. The property related to such auction guarantees is being offered at auctions primarily in the second half of 2007. As of August 21, 2007, $53.7 million of the guaranteed amount had been advanced by the Company.

     As part of its regular risk management practices, the Company periodically establishes a maximum dollar amount of auction guarantees that may be outstanding based upon, among other things, the supply of, and demand for, quality fine arts, decorative arts and collectibles. In August 2007, management recommended and the Board of Directors approved an outstanding auction guarantee limit of $500 million. In the first half of 2007, Sotheby’s offered property for sale at auction subject to $482 million in auction guarantees, with $326 million being the largest aggregate amount outstanding at any one time. As of August 21, 2007, the Company had made offers of auction guarantees to potential sellers of property that, if contractually finalized, together with $378.1 million of guarantees outstanding as of that date, would bring its total outstanding auction guarantees within approximately $25 million of the current limit. The current limit was established after assessing the performance of the Company’s auction guarantees in the first six months of 2007 and further reviewing the last 14 years of auction guarantee experience. In each year during that 14-year period, as well as the first six months of 2007, the Company has realized a profit on its auction guarantee portfolio. For the year ended 2006 and for the six months ended June 30, 2007, approximately 16% of Net Auction Sales have consisted of property subject to auction guarantees.

(1)	The mid-estimate sales price is calculated as the average of the low and high pre-sale auction estimates for the property under the auction guarantee. Pre-sale estimates are not always accurate predictions of auction sale results.

Item 8.01. Other Events

     Effective September 1, 2007, the Company will increase its buyer’s premium charged on certain auction sales. In salesrooms in the United States (the “U.S.”), the buyer’s premium will be 25% of the hammer (sale) price on the first $20,000, 20% of the hammer (sale) price above $20,000 up to and including $500,000 and 12% of any remaining amount over $500,000. In foreign salesrooms, with exceptions for certain locations, these U.S. dollar thresholds will generally be translated into an appropriate fixed local currency amount. Previously, the buyer’s premium charged on auction sales was generally 20% of the hammer (sale) price on the first $500,000 and 12% of any remaining amount over $500,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Vice President, Corporate
Controller and Chief
Accounting Officer

Date:	August 22, 2007